Exhibit 99.2

HCM Acquisition Corp Announces Closing of
$287,500,000 Initial Public Offering

January 25, 2022

STAMFORD, Ct.--(BUSINESS WIRE)--HCM Acquisition Corp (Nasdaq: HCMAU) (the “Company”), a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, announced today the closing of its previously announced initial public offering of 28,750,000 units, including 3,750,000 units issued pursuant to the full exercise of the underwriter of its over-allotment option. The units were sold at a price of $10.00 per unit. The Company’s units began trading on January 21, 2022 on the Nasdaq Global Market under the symbol “HCMAU”. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant. Each whole warrant is exercisable to purchase one Class A ordinary share of the Company at a price of $11.50 per share. Only whole warrants are exercisable and will trade. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on the Nasdaq Global Market under the ticker symbols “HCMA” and “HCMAW,” respectively.

The Company intends to focus on identifying businesses which provide disruptive technology or innovations within the financial services industry. The Company’s efforts will be focused on acquiring established businesses that it believes are fundamentally sound, but in need of assistance to maximize their potential value. The Company is led by Shawn Matthews, Chairman and Chief Executive Officer; and James Bond, President and Chief Financial Officer.

Cantor Fitzgerald & Co. acted as sole bookrunner for the offering.

A registration statement relating to the securities was filed with, and declared effective by, the Securities and Exchange Commission (“SEC”) on January 20, 2022. The public offering is being made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from: Cantor Fitzgerald & Co., Attention Capital Markets, 499 Park Avenue, New York, NY 10022, or by e-mail at prospectus@cantor.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About HCM Acquisition Corp

HCM Acquisition Corp is a newly organized blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus on identifying businesses which provide disruptive technology or innovations within the financial services industry. The Company’s efforts will be focused on acquiring established businesses that it believes are fundamentally sound, but in need of assistance to maximize their potential value.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement filed with the SEC and the preliminary prospectus included therein. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Media Contact:
James Bond
jbond@hondiuscapital.com